Exhibit 99.1

News Release	Sensient Technologies Corporation 777 East Wisconsin Avenue Milwaukee, WI 53202 www.sensient.com

Contact:	Amy Agallar (414) 347-3706

Sensient Technologies Corporation
Elects Carol Jackson to its Board of Directors

MILWAUKEE—July 18, 2019— Sensient Technologies today announced the election of Carol Jackson to its Board of Directors, effective December 1, 2019.

Ms. Jackson is Chairman, President, and Chief Executive Officer of Harbison Walker International, the largest supplier of ceramic refractories in the U.S. with operations in the U.S., Mexico, Europe, and Southeast Asia and commercial interests globally. The 150-year-old company is private and generates revenues of between $500 million to $1 billion annually.  Prior to joining Harbison Walker, Ms. Jackson held a number of senior corporate roles at Carpenter Technology Corporation and PPG Industries.  Ms. Jackson holds a B.S. in Business Administration from Duquesne University, an MBA from Carnegie Mellon University, and a Juris Doctorate from the University of Pittsburgh.

“We are extremely pleased to welcome Carol to the Board,” said Paul Manning, Chairman, President, and CEO of Sensient Technologies Corporation.  “Carol brings broad and valuable experience both as a CEO and as an executive who has worked in complex manufacturing businesses as well as the chemicals industry for many years.  I look forward to her contributions to the Board as we continue to work to deliver value for our shareholders.”

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ABOUT SENSIENT TECHNOLOGIES

Sensient Technologies Corporation is a leading global manufacturer and marketer of colors, flavors and fragrances.  Sensient employs advanced technologies at facilities around the world to develop specialty food and beverage systems, cosmetic and pharmaceutical systems, inkjet and specialty inks and colors, and other specialty and fine chemicals.  The Company’s customers include major international manufacturers representing most of the world’s best-known brands.  Sensient is headquartered in Milwaukee, Wisconsin.

www.sensient.com

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